AMERICAN REALTY CAPITAL PROPERTIES, INC.

Articles Supplementary Classifying and Designating a
Series of Preferred Stock as
Series D Cumulative Convertible Preferred Stock
and Fixing Distribution and
Other Preferences and Rights of Such Series

American Realty Capital Properties, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation (the “SDAT”) of Maryland that:

FIRST: Pursuant to authority expressly vested in the Board of Directors by Section 4.03 of the charter of the Corporation (the “Charter”), the Board of Directors adopted resolutions classifying and designating Twenty One Million Seven Hundred Thirty Five Thousand and Eight (21,735,008) shares of authorized but unissued shares of preferred stock, par value $0.01 per share, of the Corporation (the “Preferred Stock”), as Series D Cumulative Convertible Preferred Stock with a liquidation preference of Thirteen Dollars and Fifty Nine Cents ($13.59) per share as set forth herein, possessing the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, as described below, which, upon any restatement of the Charter, shall become part of Article IV of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof:

SECTION 1. NUMBER OF SHARES AND DESIGNATION. This series of Preferred Stock shall be designated as Series D Cumulative Convertible Preferred Stock (the “Series D Preferred Shares”), and the number of Series D Preferred Shares shall be 21,735,008.

SECTION 2. DEFINITIONS. The following terms shall have the meanings indicated:

“19.9% Share Cap” shall have the meaning set forth in Section 14(b).

“Act” shall mean the Securities Act of 1933, as amended.

“Additional Shares” shall have the meaning set forth in Section 7(g)(iv).

“Adjustment Price” shall have the meaning set forth in Section 7(g)(iv).

“Annual Dividend Rate” shall mean 5.81% of the Face Amount per Series D Preferred Share.

“Board of Directors” or “Board” shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series D Preferred Shares.

“Business Day” shall mean any day other than Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Cash Conversion Option” shall have the meaning set forth in Section 7(c).

“Cash Conversion Price” means an amount equal to the greater of (i) 102% of the Liquidation Preference and (ii) the one day VWAP of the Common Shares on the date of the Holder Conversion Election Notice.

“Change in Control” shall mean any merger or consolidation of the Corporation in which one or more entities that are not affiliates of the Corporation acquire more than 50% of the Corporation’s outstanding voting equity securities or as a result of which stockholders of the Corporation immediately before such merger or consolidation hold, immediately after such merger or consolidation, less than 50% of the surviving entity’s outstanding common stock.

“Closing Price” means, for any date, the closing price per Common Share for such date (or, if not a Trading Day, the nearest preceding date that is a Trading Day) on the primary Eligible Market or exchange or quotation system on which the Common Shares are then listed or quoted.

“Common Shares” shall mean the shares of common stock, par value $0.01 per share, of the Corporation.

“Common Share Conversion Option” shall have the meaning set forth in Section 7(a).

“Common Share Events” shall have the meaning set forth in Section 7(g).

“Constituent Person” shall have the meaning set forth in Section 7(h).

“Contingent Value Rights Agreement” means that certain Contingent Value Rights Agreement, dated as of June 7, 2013, between the Corporation and certain Holders (as defined therein).

“Continuation Right” shall have the meaning set forth in Section 4.

“Conversion Election Notice” shall mean the Holder Conversion Election Notice or the Corporation Conversion Election Notice, as applicable.

“Conversion Election Date” shall mean the Holder Conversion Election Date or the Corporation Conversion Election Date, as applicable.

“Conversion Option” shall have the meaning set forth in Section 7.

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“Conversion Price” shall mean the conversion price per Common Share for which each Series D Preferred Share is convertible. The conversion price shall be lowest of (i) a 2% discount to the VWAP of the common stock for the 10 Trading Days prior to the Conversion Election Date, or in the case of a redemption by the Corporation subject to Section 5(a), the 10 Trading Days prior to the date of the Redemption Notice, (ii) a 2% discount to the closing price on the Conversion Election Date, or in the case of a redemption by the Corporation subject to Section 5(a), the closing price on the date of the Redemption Notice, and (iii) $13.59 (as such amount may be adjusted pursuant to Section 7 hereof, the “Fixed Conversion Price”).

“Current Market Price” shall mean, with respect to the Common Shares, on any date specified herein, the average of the Market Price during the period of the most recent ten consecutive trading days ending on such date.

“Dividend Payment Date” shall mean, with respect to each Dividend Period, the fifteenth (15th) day of each month, commencing on September 15, 2013; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the first Business Day immediately following such Dividend Payment Date.

“Dividend Payment Record Date” shall have the meaning set forth in Section 3(a).

“Dividend Periods” shall mean monthly dividend periods commencing on the first day of each month and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Issue Date and end on and include September 15, 2013).

“Eligible Market” means any of the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board.

“Exchange Cap” shall have the meaning set forth in Section 14(c).

“Face Amount” means $13.59 (as may be adjusted from time to time).

“Fair Market Value” shall mean the fair market value of the Series E Preferred Shares, as of the Conversion Election Date, as determined by a nationally recognized investment bank or valuation firm selected by the holder(s) of the Series D Preferred Shares electing to convert pursuant to a Series E Preferred Share Conversion Option (the costs and expenses of which shall be paid by such electing holders), and reasonably satisfactory to the Corporation. The determination of Fair Market Value by such investment banking or valuation firm shall be delivered to the Corporation and the holder(s) of the Series D Preferred Shares by such firm, and, absent manifest error, such determination shall be binding thereon.

“Initial Conversion Date” means August 31, 2014.

“Issue Date” shall mean the first date on which any Series D Preferred Shares are issued and sold.

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“Junior Shares” shall have the meaning set forth in Section 9(c).

“Liquidation” shall mean (A) a dissolution or winding up of the Corporation, whether voluntary or involuntary, (B) a consolidation or merger of the Corporation with and into one or more entities which are not affiliates of the Corporation which results in a Change in Control, or (C) a sale or transfer of all or substantially all of the Corporation’s assets other than to an affiliate of the Corporation.

“Liquidation Preference” shall have the meaning set forth in Section 4(a).

“Market Price” shall mean, with respect to the Common Shares on any date, the last reported sales price, regular way on such day, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way on such day, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on The NASDAQ Stock Market (“NASDAQ”) or, if the Common Shares are not listed or admitted for trading on NASDAQ, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Shares are listed or admitted for trading or, if the Common Shares are not listed or admitted for trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if the Common Shares are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker regularly making a market in the Common Shares selected for such purpose by the Board of Directors or, if there is no such professional market maker, such amount as an independent investment banking firm selected by the Board of Directors determines to be the value of a Common Share.

“Merger Liquidation” shall have the meaning set forth in Section 4(a).

“NASDAQ” shall have the meaning set forth in the definition of Market Price.

“Non-Electing Share” shall have the meaning set forth in Section 7(h).

“Parity Shares” shall have the meaning set forth in Section 9(b).

“Person” shall mean any individual, firm, partnership, corporation, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Preferred Stock” shall have the meaning set forth in the Charter.

“Premium” shall have the meaning set forth in Section 4(a).

“Purchase Agreement” means that certain Purchase Agreement, dated September 16, 2013 to be entered into between the Corporation and certain holders of Series C Preferred Shares, pursuant to which Series D Preferred Shares will be sold to such holders.

“Redemption Date” shall mean August 31, 2014.

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“Redemption Notice” shall have the meaning set forth in Section 5(a).

“SDAT” shall mean the State Department of Assessments and Taxation of Maryland.

“Securities” shall have the meaning set forth in Section 7(g)(iii).

“Securities Purchase Agreement” means that certain Common Stock Purchase Agreement, dated as of September 16, 2013, between the Corporation and certain Investors (as defined therein).

“Senior Shares” shall have the meaning set forth in Section 10(a).

“Series A Preferred Shares” shall mean the Series A Convertible Preferred Stock of the Corporation, par value $0.01 per share.

“Series B Preferred Shares” shall mean the Series B Convertible Preferred Stock of the Corporation, par value $0.01 per share.

“Series C Preferred Shares” shall mean the Series C Convertible Preferred Stock of the Corporation, par value $0.01 per share.

“Series D Preferred Shares” shall have the meaning set forth in Section 1.

“Series E Preferred Shares” shall mean the Series E Convertible Preferred Stock of the Corporation, par value $0.01 per share, having the preferences and other rights as set forth in the form of Series E Preferred Articles Supplementary attached as Exhibit A-2 to the Purchase Agreement.

“Series E Preferred Share Conversion Option” shall have the meaning set forth in Section 7(b).

“Set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of a dividend or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of shares of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Shares or any class or series of Parity Shares are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series D Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

“Shares” shall have the meaning set forth in the Charter.

“Share Option” shall have the meaning set forth in Section 7(b).

“Trading Day” shall mean any day on which the securities in question are traded on the NASDAQ or, if such securities are not listed or admitted for trading on the NASDAQ, on the principal national securities exchange on which such securities are listed or admitted for trading.

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“Trading Market” means whichever of the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board on which the Common Shares is listed or quoted for trading on the date in question.

“Transaction” shall have the meaning set forth in Section 7(h).

“VWAP” means the dollar volume-weighted average price for the Common Shares on its Trading Market during the period beginning at 9:30:01 a.m., New York City time (or such other time as the Trading Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City time (or such other time as the Trading Market publicly announces is the official close of trading), as reported by Bloomberg, L.P. through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time (or such other time as the Trading Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City Time (or such other time as the Trading Market publicly announces is the official close of trading), as reported by Bloomberg, L.P., or, if no dollar volume-weighted average price is reported for such security by Bloomberg, L.P. for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the VWAP cannot be calculated for the Common Shares on a particular date on any of the foregoing bases, the VWAP of the Common Shares shall be the fair market value of the Common Shares on such date as determined by the Board of Directors in good faith.

SECTION 3. DIVIDENDS.

(a) The holders of Series D Preferred Shares shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation out of funds legally available for that purpose, dividends payable in cash at the Annual Dividend Rate. All dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable monthly, when, as and if authorized and declared, in arrears on Dividend Payment Dates, commencing on the first Dividend Payment Date after the Issue Date. Each such dividend shall be payable in arrears to the holders of record of the Series D Preferred Shares, as they appear on the stock records of the Corporation at the close of business on each record date, which shall not be more than 30 days preceding the applicable Dividend Payment Date (the “Dividend Payment Record Date”), as shall be fixed by the Board of Directors. Accrued and unpaid dividends for any past Dividend Periods may be authorized and declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, which shall not be more than 45 days preceding the payment date thereof, as may be fixed by the Board of Directors. The amount of accrued and unpaid dividends on any Series D Preferred Share at any date shall be the amount of any dividends thereon calculated at the applicable rate to and including such date, whether or not earned or declared, which have not been paid in cash.

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(b) The amount of dividends payable for each full Dividend Period for the Series D Preferred Shares shall be computed by dividing the Annual Dividend Rate by twelve. The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series D Preferred Shares shall be computed on the basis of twelve 30-day months and a 360-day year. Holders of Series D Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Series D Preferred Shares, except for any other amounts provided herein.

(c) So long as any Series D Preferred Shares are outstanding, no dividends, except as described in the immediately following sentence, shall be authorized and declared and paid or set apart for payment on any series or class or classes of Parity Shares for any period unless full cumulative dividends have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for such payment on the Series D Preferred Shares for all Dividend Periods prior to the dividend payment date for such class or classes or series of Parity Shares. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon Series D Preferred Shares and all dividends authorized and declared upon any other series or class or classes of Parity Shares shall be authorized and declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series D Preferred Shares and such class or classes or series of Parity Shares.

(d) So long as any Series D Preferred Shares are outstanding, no dividends shall be authorized and declared and paid or set apart for payment or other distribution authorized and declared and made upon Junior Shares (other than dividends or other distributions (i) paid in respect of the Common Shares issued pursuant to the Securities Purchase Agreement or stock issued pursuant to the Contingent Value Rights Agreement or (ii) paid solely in Junior Shares, or options, warrants or rights to subscribe for or purchase Junior Shares), nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than (i) a redemption, purchase or other acquisition of Common Shares made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Corporation or any subsidiary or (ii) a purchase or other acquisition of Common Shares made in connection with the restrictions on ownership and transfer set forth in Section 4.07 of the Charter), for any consideration (or any moneys to be paid to or made available for a sinking fund for the redemption of any shares of such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Shares), unless in each case the full cumulative dividends on all outstanding Series D Preferred Shares and any other Parity Shares shall have been paid or set apart for payment for all past Dividend Periods with respect to the Series D Preferred Shares and all past dividend periods with respect to such Parity Shares.

SECTION 4. LIQUIDATION PREFERENCE.

(a) In the event of any Liquidation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, the holders of Series D Preferred Shares shall be entitled (subject to the Continuation Right of such holders described below) to receive an amount in cash equal to the greater of (i) (A) Thirteen Dollars and Fifty Nine Cents ($13.59) per Series D Preferred Share plus dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holder (the “Liquidation Preference”) plus (B) 20.0% (the “Premium”), (ii) an amount per Series D Preferred Share equal to the amount that would have been payable had each Series D Preferred Share been converted into Common Shares at the Conversion Price immediately prior to such Liquidation (for purposes of this clause (ii), assuming that the day prior to the Liquidation is the Conversion Election Date) or (iii) the consideration payable to the holders of Common Shares in such Liquidation. The foregoing amounts shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series D Preferred Shares. Until the holders of the Series D Preferred Shares have been paid the Liquidation Preference in full, no payment will be made to any holder of Junior Shares upon Liquidation. If, upon any such Liquidation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Series D Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series D Preferred Shares and such other Parity Shares ratably in accordance with the amounts that would be payable on such Series D Preferred Shares and such other Parity Shares if all amounts payable thereon were paid in full.

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In connection with a Merger Liquidation (as defined below), each holder of Series D Preferred Shares shall have the right (a “Continuation Right”) to elect, by delivering written notice to the Corporation not less than five Business Days prior to the Merger Liquidation, to require the Corporation to make provision for the Series D Preferred Shares to be assumed by the surviving entity as described in Section 7(h); provided, however, notwithstanding the election by any of the holders of the Series D Preferred Shares of the Continuation Right, the Corporation shall have the right, in connection with any Merger Liquidation, to elect, by delivering written notice to the holders of Series D Preferred Shares at any time prior to the Merger Liquidation, to redeem any or all of the outstanding Series D Preferred Shares for an amount per Series D Preferred Share equal to the Liquidation Preference plus the Premium. A “Merger Liquidation” shall be a Liquidation which constitutes a consolidation or merger of the Corporation with one or more entities that are not affiliates of the Corporation and as a result of which the Corporation is not the surviving entity. Upon a merger or consolidation of the Corporation with one or more entities that are affiliates of the Corporation, the Corporation shall make provision for the Series D Preferred Shares to be assumed by the surviving entity as described in Section 7(h).

(b) Subject to the rights of the holders of any Parity Shares, upon any Liquidation of the Corporation, after payment shall have been made in full to the holders of Series D Preferred Shares and any Parity Shares, as provided in this Section 4, any other series or class or classes of Junior Shares shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series D Preferred Shares and any Parity Shares shall not be entitled to share therein.

SECTION 5. REDEMPTION

The Series C Preferred Shares shall be redeemable by the Corporation subject to the provisions of this Section 5.

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(a) The Corporation, at its option, may redeem the Series D Preferred Shares, in whole but not in part, by providing written notice to each holder of Series D Preferred Shares not later than fifteen Business Days (nor sooner than twenty Business Days) prior to the Redemption Date of its intent to redeem the Series D Preferred Shares on the Redemption Date (the “Redemption Notice”). The Corporation shall redeem for cash on the Redemption Date, out of funds legally available therefor, all, but not less than all, of the outstanding Series D Preferred Shares at an amount equal to the greater of: (i) the product of: (a) the number of Series D Preferred Shares and (b) 102% of the Liquidation Preference and (ii) the product of: (a) the number of Common Shares to which the Series D Preferred Shares would be convertible at the Conversion Price as of the date of the Redemption Notice (assuming conversion on the date of the Redemption Notice) and (b) 102% of the one-day VWAP of the Common Shares on the date of the Redemption Notice. On the Redemption Date, in addition to the payment set forth in the preceding sentence, the Corporation shall pay to each holder of Series D Preferred Shares, in immediately available funds, an amount equal to two percent (2%) of the aggregate Liquidation Preference of such holder’s Series D Preferred Shares.

(b) From and after the Redemption Date (i) except as otherwise provided herein, dividends on the Series D Preferred Shares so called for redemption shall cease to accrue, (ii) said shares shall no longer be deemed to be outstanding and (iii) all rights of the holders thereof as holders of Series D Preferred Shares shall cease (except the rights to receive the cash payable upon such redemption, without interest thereon, and to receive any dividends payable thereon). The Corporation’s obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Redemption Date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) that has an office in the Borough of Manhattan, City of New York and that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, any cash necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series D Preferred Shares so called for redemption. No interest shall accrue for the benefit of the holder of Series D Preferred Shares to be redeemed on any cash so set apart by the Corporation.

SECTION 6. REACQUIRED SHARES TO BE RETIRED. All Series D Preferred Shares that have been issued and reacquired in any manner by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class or series.

SECTION 7. CONVERSION. The Series D Preferred Shares shall be convertible and exchangeable as follows: (I) from and after the Initial Conversion Date, the holders of Series D Preferred Shares shall have the right to require the Corporation to convert or exchange (as appropriate) some or all of their Series D Preferred Shares, and, subject to this Section 7, the Corporation shall then have the right to elect one of the options set forth in Section 7(a) – (c) below (collectively, the “Conversion Options”) and (II) at any time when the VWAP of a Common Share for the previous 60 consecutive Trading Days is in excess of $28.00 (as adjusted for Common Share Events), the Corporation shall have the right, at its option, to convert all, but not less than all, of the Series D Preferred Shares into Common Shares.

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(a) Provided that the issuance of Common Shares in excess of the 19.9% Share Cap as contemplated by Section 8(a) has been duly approved in advance by the holders of Common Shares in accordance with NASDAQ Rule 5635(d), (i) if the conversion is pursuant to Section 7(I), convert such number of Series D Preferred Shares set forth in such holder’s Conversion Election Notice or (ii) if the conversion is pursuant to Section 7(II), convert all, but not less than all, of the Series D Preferred Shares, in each case, into the number of fully paid and non-assessable Common Shares obtained by dividing the aggregate Liquidation Preference of such Series D Preferred Shares by the Conversion Price, by surrendering such Series D Preferred Shares to be converted, such surrender to be made in the manner provided in paragraph (d)(i) of this Section 7 (the “Common Share Conversion Option”);

(b) Convert such number of Series D Preferred Shares set forth in such holder’s Conversion Election Notice into an equal number of fully paid and non-assessable Series E Preferred Shares; provided however, if the Fair Market Value of the Series E Preferred Shares to be issued to such holder (as determined on the Conversion Election Date) is less than Conversion Price, then the Corporation shall issue to each such converting holder a number of additional shares of Series E Preferred Shares so that the aggregate Fair Market Value of the Series E Preferred Shares equals the Conversion Price of the Series D Preferred Shares being converted (the “Series E Preferred Share Conversion Option” and, together with the Common Share Conversion Option, the “Share Options”); or

(c) Pay to such holder cash on the Corporation Election Date in an amount equal to the product of the number of Series D Preferred Shares set forth in such Holder’s Conversion Election Notice and the Cash Conversion Price (the “Cash Conversion Option”).

(d) Any conversion shall be subject to the following terms and conditions:

(i) (A) In order to require the Corporation to select a Conversion Option pursuant to Section 7(I), the holder of Series D Preferred Shares shall send a written notice to the Corporation (the “Holder Conversion Election Notice”) that the holder thereof elects to convert such Series D Preferred Shares (the date of such written notice, the “Holder Conversion Election Date”). As promptly as practicable after receipt of a Holder Conversion Election Notice, and in no event later than two (2) Business Days following such receipt (the “Corporation Election Date”), the Corporation shall send a written notice to such holder of Series D Preferred Shares setting forth the Conversion Option it so elects and fixing a conversion date, which will be not more than fifteen (15) Business Days after the Holder Conversion Election Date. In the event the Corporation does not deliver such written notice, it shall be deemed to have elected the Cash Conversion Option. (B) In order for the Corporation to convert Series D Preferred Shares pursuant to Section 7(II), the Corporation shall send a written notice to the holders of Series D Preferred Shares (the “Corporation Conversion Election Notice”) that the Corporation elects to convert such Series D Preferred Shares (the date of such written notice, the “Corporation Conversion Election Date”) fixing a conversion date, which will be not more than fifteen (15) Business Days after the Corporation Conversion Election Date. Unless the Common Shares or Series E Preferred Shares (in the event of a Share Option) issuable on conversion are to be issued in the same name as the name in which such Series D Preferred Shares are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

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(ii) Holders of Series D Preferred Shares at the close of business on any Dividend Payment Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof (and of any accrued and unpaid dividends to the date of conversion) following such Dividend Payment Record Date and prior to such Dividend Payment Date. A holder of Series D Preferred Shares on a Dividend Payment Record Date whose Series D Preferred Shares are converted into Common Shares or Series E Preferred Shares on such Dividend Payment Date will receive the dividend payable by the Corporation on such Series D Preferred Shares on such date, and the converting holder need not pay to the Corporation the amount of such dividend upon conversion.

(e) Each conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Election Date, and the person or persons in whose name or names any Common Shares or Series E Preferred Shares, as applicable, shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Common Shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price (in the event of the Common Share Conversion Option) in effect at such time and on such date unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such notice of conversion shall have been received by the Corporation.

(f) No fractional shares or scrip representing fractions of Common Shares or Series E Preferred Shares, as applicable, shall be issued upon conversion of the Series D Preferred Shares. Instead of any fractional interest in a Common Shares or Series E Preferred Shares, as applicable, that would otherwise be deliverable upon the conversion of a Series D Preferred Share, the Corporation shall pay to the holder of such Series D Preferred Share an amount in cash based upon the Current Market Price of Common Shares on the Trading Day immediately preceding the date of conversion. If more than one Series D Preferred Share shall be converted at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series D Preferred Shares so surrendered.

(g) The Fixed Conversion Price shall be adjusted from time to time as follows:

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(i) If, after the Issue Date, the Corporation (A) pays a dividend or make a distribution on its shares of capital stock in Common Shares, (B) subdivides its outstanding Common Shares into a greater number of shares, (C) combines its outstanding Common Shares into a smaller number of shares or (D) issues any shares of capital stock by reclassification of its Common Shares (the events set forth in clauses (A), (B), (C) and (D) above being hereinafter referred to as the “Common Share Events”), the Fixed Conversion Price shall be adjusted so that the holder of any Series D Preferred Share thereafter surrendered for conversion shall be entitled to receive the number of Common Shares that such holder would have owned or have been entitled to receive after the happening of any of any Common Share Event, had such Series D Preferred Share been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph (i) shall become effective immediately upon the opening of business on the day next following the record date (subject to paragraph (h) below) in the case of a dividend or distribution and shall become effective immediately upon the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

(ii) If, after the Issue Date, the Corporation issues rights, options or warrants to all holders of Common Shares entitling them (for a period expiring within 45 days after the record date mentioned below in this subparagraph (ii)) to subscribe for or purchase Common Shares at a price per share less than the Current Market Price per Common Share on the record date for the determination of stockholders entitled to receive such rights, options or warrants, then the Fixed Conversion Price shall be adjusted to equal the price determined by multiplying (A) the Fixed Conversion Price by (B) a fraction, the numerator of which shall be the sum of (I) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (II) the number of Common Shares that the aggregate proceeds to the Corporation from the exercise of such rights, options or warrants for Common Shares would purchase at such Current Market Price, and the denominator of which shall be the sum of (I) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (II) the number of additional Common Shares offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately upon the opening of business on the day next following such record date (subject to paragraph (h) below). In determining whether any rights, options or warrants entitle the holders of Common Shares to subscribe for or purchase Common Shares at less than such Current Market Price, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined by the Board of Directors, whose determination shall be conclusive, absent manifest error.

(iii) If the Corporation distributes to all holders of its Common Shares any shares of capital stock of the Corporation (other than Common Shares), evidence of its indebtedness or assets or cash dividends in excess of $0.0758 in any month or rights or warrants to subscribe for or purchase any of its securities (excluding those rights and warrants referred to in and treated under subparagraph (ii) above) (any of the foregoing being hereinafter in this subparagraph (iii) called the “Securities”), then in each case the Fixed Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (A) the Fixed Conversion Price by (B) a fraction, the numerator of which shall be the Current Market Price per Common Share on the record date mentioned below less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive, absent manifest error) of the portion of the shares of capital stock or assets or cash or evidences of indebtedness so distributed or of such rights or warrants applicable to one Common Share, and the denominator of which shall be the Current Market Price per Common Share on the record date mentioned below. Such adjustment shall become effective immediately upon the opening of business on the day next following (subject to paragraph (h) below) the record date for the determination of stockholders entitled to receive such distribution. For the purposes of this subparagraph (iii), the distribution of a Security, which is distributed not only to the holders of the Common Shares on the date fixed for the determination of stockholders entitled to such distribution of such Security, but also is required to be distributed with each Common Share delivered to a Person converting a Series D Preferred Share after such determination date, shall not require an adjustment of the Fixed Conversion Price pursuant to this subparagraph (iii); provided that on the date, if any, on which a person converting a Series D Preferred Share would no longer be entitled to receive such Security with a Common Share (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred, and the Fixed Conversion Price shall be adjusted as provided in this subparagraph (iii) (and such day shall be deemed to be “the date fixed for the determination of the stockholders entitled to receive such distribution” and “the record date” within the meaning of the two preceding sentences).

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The occurrence of a distribution or the occurrence of any other event as a result of which holders of Series D Preferred Shares shall not be entitled to receive rights, including exchange rights (the “Rights”), pursuant to any stockholders protective rights agreement (the “Agreement”) that may be adopted by the Corporation as if such holders had converted such shares into Common Shares immediately prior to the occurrence of such distribution or event shall not be deemed a distribution of Securities for the purposes of any Fixed Conversion Price adjustment pursuant to this subparagraph (iii) or otherwise give rise to any Fixed Conversion Price adjustment pursuant to this Section 7; provided, however, that in lieu of any adjustment to the Fixed Conversion Price as a result of any such a distribution or occurrence, the Corporation shall make provision so that Rights, to the extent issuable at the time of conversion of any Series D Preferred Shares into Common Shares, shall issue and attach to such Common Shares then issued upon conversion in the amount and manner and to the extent and as provided in the Agreement in respect of issuances at the time of Common Shares other than upon conversion.

(iv) If, at any time or from time to time after the Issue Date, the Corporation issues or sells any Common Shares (other than in connection with any underwritten public offering and issuances to unaffiliated third parties for an acquisition on an arm’s-length basis) (“Additional Shares”) for a consideration per share that is less than the Current Market Price on the Business Day immediately preceding the earlier of the issuance or sale, or public announcement of the issuance or sale, of such Additional Shares, then the Fixed Conversion Price shall be reduced to an amount determined by multiplying the Fixed Conversion Price by a fraction of which (x) the numerator is the sum of (i) the product of (A) the number of Common Shares outstanding immediately prior to such issuance or sale multiplied by (B) the greater of (1) the Fixed Conversion Price and (2) the Closing Price on the date preceding the earlier of the issuance or sale or public announcement of the issuance or sale of such Additional Shares (the greater of (1) and (2) above hereinafter referred to as the “Adjustment Price”) and (ii) the aggregate consideration receivable by the Corporation for the total number of Common Shares so issued or sold, and (y) the denominator equals the product of (i) the sum of (A) the total number of Common Shares outstanding immediately prior to such issuance or sale and (B) the number of additional Common Shares issued or sold, multiplied by (ii) the Adjustment Price. An adjustment made pursuant to this subparagraph (iv) shall be made on the next Business Day following the date on which any such issuance or sale is made and shall be effective retroactively to the close of business on the date of such issuance or sale.

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(v) No adjustment in the Fixed Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subparagraph (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 7 (other than this subparagraph (v)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Shares. Notwithstanding any other provisions of this Section 7, the Corporation shall not be required to make any adjustment of the Fixed Conversion Price for the issuance of any Common Shares pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Shares under such plan. All calculations under this Section 7 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this paragraph (d) to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Fixed Conversion Price, in addition to those required by this paragraph (d), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights, options or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Corporation to its stockholders shall not be taxable.

(h) If the Corporation becomes party to any transaction (including without limitation a merger, consolidation, statutory share exchange, self tender offer for all or substantially all Common Shares outstanding, sale of all or substantially all of the Corporation’s assets or recapitalization of the Common Shares but excluding any Common Share Events (each of the foregoing being referred to herein as a “Transaction”), in each case as a result of which Common Shares shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each Series D Preferred Share that is not redeemed or converted into the right to receive stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of Common Shares into which one Series D Preferred Share was convertible immediately prior to such Transaction, assuming such holder of Common Shares (i) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person and (ii) failed to exercise his or her rights of the election, if any, as to the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of stock, securities and other property (including cash) receivable upon such Transaction is not the same for each Common Share held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised (“Non-Electing Share”), then for the purpose of this paragraph (h) the kind and amount of stock, securities and other property (including cash) receivable upon such Transaction by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (h), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series D Preferred Shares that will contain provisions enabling the holders of the Series D Preferred Shares that remain outstanding after such Transaction to convert their Series D Preferred Shares into the consideration received by holders of Common Shares at the Conversion Price in effect immediately prior to such Transaction. The provisions of this paragraph (h) shall similarly apply to successive Transactions.

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(i) If:

(i) the Corporation declares a dividend (or any other distribution) on the Common Shares (other than in cash out of assets, based on a fair valuation of assets, in excess of the sum of the liabilities of the Corporation and the amount of stated capital attributable to Common Shares, determined on the basis of the most recent annual consolidated cost basis and current value basis and quarterly consolidated balance sheets of the Corporation and its consolidated subsidiaries available at the time of the declaration of the dividend or distribution); or

(ii) the Corporation grants to the holders of the Common Shares of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants (other than Rights to which the second paragraph of subparagraph (g)(iii) of this Section 7 applies); or

(iii) there shall occur any reclassification of the Common Shares (other than an event to which subparagraph (g) (i) of this Section 7 applies) or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or a statutory share exchange involving the conversion or exchange of Common Shares into securities or other property, or a self tender offer by the Corporation for all or substantially all of its outstanding Common Shares, or the sale or transfer of all or substantially all of the assets of the Corporation as an entirety and for which approval of any stockholders of the Corporation is required; or

(iv) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Corporation,

then the Corporation shall cause to be prepared and delivered to the holders of the Series D Preferred Shares at their addresses as shown on the stock records of the Corporation, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, self tender offer, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, self tender offer, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.

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(j) Whenever the Fixed Conversion Price is adjusted as herein provided, the Corporation shall promptly prepare and deliver to the holders of the Series D Preferred Shares a notice of such adjustment of the Fixed Conversion Price setting forth the adjusted Fixed Conversion Price and the effective date of such adjustment and an officer’s certificate setting forth the Fixed Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. The Corporation shall mail such notice and such certificate to the holders of each Series D Preferred Share at such holder’s last address as shown on the stock records of the Corporation.

(k) In any case in which paragraph (g) of this Section 7 provides that an adjustment shall become effective on the day next following the record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any Series D Preferred Share converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Common Shares issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (h) of this Section 7.

(l) There shall be no adjustment of the Fixed Conversion Price in case of the issuance of any shares of capital stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 7. If any action or transaction would require adjustment of the Fixed Conversion Price pursuant to more than one paragraph of this Section 7, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

(m) If the Corporation takes any action affecting the Common Shares, other than action described in this Section 7, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of the Series D Preferred Shares, the Fixed Conversion Price for the Series D Preferred Shares may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors, in its sole discretion, may determine to be equitable in the circumstances.

(n) The Corporation will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Shares, for the purpose of effecting conversion of the Series D Preferred Shares, the full number of Common Shares deliverable upon the conversion of all outstanding Series D Preferred Shares not theretofore converted. For purposes of this paragraph (n), the number of Common Shares that shall be deliverable upon the conversion of all outstanding shares of Series D Preferred Shares shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

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(o) If the Corporation elects the Series E Preferred Share Conversion Option, the Corporation shall, on the Corporation Election Date: (i) file the Series E Preferred Articles Supplementary; (ii) provide a certificate of an officer of the Corporation to the effect that the Series E Preferred Share Conversion Option complies with Section 3.1(c), 3.1(f) and 3.1(g) of the Purchase Agreement; (iii) provide such holders with opinions of outside counsel to the Corporation related to the Series E Preferred Shares covering the same issues to the same extent as provided in Section 3.1(j) of the Purchase Agreement, with such changes as would be reasonably be required by context to be determined by the Corporation.

(p) If the Corporation elects a Share Option, then Series E Preferred Shares or Common Shares issued by the Corporation, as applicable, shall, upon issuance to such holder, be freely transferrable whether pursuant to Rule 144 without any volume limitations or issued pursuant to an effective registration statement.

Any Common Shares issued upon conversion of the Series D Preferred Shares shall be validly issued, fully paid and non-assessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then-par value of the Common Shares deliverable upon conversion of the Series D Preferred Shares, the Corporation shall take any corporate action that, in the opinion of its counsel, may be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable Common Shares at such adjusted Conversion Price.

The Corporation shall endeavor to list the Common Shares required to be delivered upon conversion of the Series D Preferred Shares, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of such delivery.

(q) The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares or other securities or property on conversion of the Series D Preferred Shares pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of any Common Shares or other securities or property in a name other than that of the holder of the Series D Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

(r) If the Fixed Conversion Price is adjusted from time to time in accordance with this Section 7 as the result of an event that alters the number of outstanding Common Shares (or an event in connection with which the Corporation issues any rights, options or warrants or other securities that, upon exercise or conversion (or otherwise), and such issuance would then alter the number of outstanding Common Shares), then the number of Common Shares issuable hereunder shall be adjusted by multiplying (A) the Common Shares issuable hereunder at such time by (B) a fraction, the numerator of which shall be the Fixed Conversion Price (prior to such adjustment) and the denominator of which shall be the Fixed Conversion Price (following such adjustment).

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SECTION 8. CONVERSION IN EXCESS OF THE 19.9% SHARE CAP.

(a) In order to issue, in the aggregate, Common Shares pursuant to the Securities Purchase Agreement and the maximum amount of Common Shares upon full conversion of the Series D Preferred Shares pursuant to the Common Share Conversion Option, which aggregate amount would be in excess of the 19.9% Share Cap, the rules of NASDAQ would require that the holders of Common Shares duly approve in advance the issuance of Common Shares in excess of the 19.9% Share Cap.

SECTION 9. PERMISSIBLE DISTRIBUTIONS. In determining whether a distribution (other than upon liquidation, dissolution or winding up), whether by dividend, or upon redemption or other acquisition of shares or otherwise, is permitted under Maryland law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of any class or series of capital stock whose preferential rights upon dissolution are superior or prior to those receiving the distribution shall not be added to the Corporation’s total liabilities.

SECTION 10. RANKING. Any class or series of shares of capital stock of the Corporation shall be deemed to rank:

(a) prior or senior to the Series D Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series D Preferred Shares (“Senior Shares”);

(b) on a parity with the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares (if outstanding) and the Series E Preferred Shares (if issued and outstanding), as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares (if outstanding) and the Series E Preferred Shares (if issued and outstanding), if the holders of such class or series and the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares (if outstanding) and the Series E Preferred Shares (if issued and outstanding) shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Shares”); and

(c) junior to the Series D Preferred Shares, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock or series shall be Common Shares or otherwise expressly designated as ranking junior to the Series D Preferred Shares (“Junior Shares”).

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SECTION 11. VOTING.

(a) Except as otherwise set forth herein, the Series D Preferred Shares shall not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders thereof shall not be required for the taking of any corporate action.

(b) So long as any Series D Preferred Shares are outstanding, in addition to any other vote or consent of stockholders required by the Charter, the affirmative vote of at least a majority of the votes entitled to be cast by the holders of Series D Preferred Shares, and at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any amendment, alteration or repeal of any of the provisions of the Charter, including the terms of the Series D Preferred Shares, that materially and adversely affects the voting powers, rights or preferences of the Series D Preferred Shares; provided, however, that if there are more than two unaffiliated holders of Series D Preferred Shares, such majority shall consist of votes from at least two unaffiliated holders; provided, further, however, that (A) the amendment of the provisions of the Charter so as to authorize or create or to increase the number of the authorized shares of, any Senior Shares, Parity Shares or Junior Shares shall not be deemed to materially and adversely affect the voting powers, rights or preferences of the Series D Preferred Shares and (B) any filing with the SDAT by the Corporation in connection with a merger, consolidation or sale of all or substantially all of the assets of the Corporation shall not be deemed to be an amendment, alteration or repeal of any of the provisions of the Charter, including the terms of the Series D Preferred Shares.

For purposes of the foregoing provisions of this Section 11, each Series D Preferred Share shall have one (1) vote per share.

SECTION 12. RECORD HOLDERS. The Corporation may deem and treat the record holder of any Series D Preferred Shares as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

SECTION 13. NO PREEMPTIVE RIGHTS. No holder of Series D Preferred Shares shall be entitled to any preemptive rights to subscribe for or acquire any unissued Shares (whether now or hereafter authorized) or securities of the Corporation convertible into, or carrying a right to subscribe to or acquire, Shares.

SECTION 14. RESTRICTIONS ON OWNERSHIP AND TRANSFER; EXCHANGE CAP.

(a) The Series D Preferred Shares are subject to all the limitations, terms and conditions of the Charter applicable to Shares generally, including but not limited to the “Aggregate Share Ownership Limit” and the other terms and conditions (including exceptions and exemptions) of Section 4.07 of the Charter.

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(b) In no event will the aggregate number Common Shares issued pursuant to the Securities Purchase Agreement and upon conversion of the Series D Preferred Shares issued pursuant to the Purchase Agreement exceed 19.9% of the number of Common Shares outstanding on the Trading Day immediately preceding the date of the Purchase Agreement (as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and the like) (the “19.9% Share Cap), unless the issuance of Common Shares in excess of the 19.9% Share Cap is duly approved in advance by the holders of Common Shares in accordance with NASDAQ Rule 5635(d).

(c) Subject to Section 14(b), notwithstanding any other provision contained herein (other than Section 14(b)) or in the Charter, the Corporation shall not be entitled to issue any Common Shares upon conversion of the Series D Preferred Shares, and no holder of Series D Preferred Shares shall have the right to receive upon conversion of the Series D Preferred Shares any Common Shares, if the issuance of such Common Shares would exceed the limit in Section 14(a) or (b) above (the “Exchange Cap”), and no holder shall be issued in the aggregate, pursuant to the Securities Purchase Agreement or upon conversion of the Series D Preferred Shares, Common Shares in an amount greater than the product of the Exchange Cap multiplied by the quotient of (1) (i) the Common Shares issued to such holder pursuant to the Securities Purchase Agreement plus (ii) the Common Shares underlying the Series D Preferred Shares issued to such holder on the Issue Date divided by (2) (i) the aggregate number of Common Shares issued to pursuant to the Securities Purchase Agreement plus (ii) the aggregate number of Common Shares underlying the Series D Preferred Shares issued to such holder on the Issue Date.

For the avoidance of doubt, in the event a particular holder of Series D Preferred Shares is subject to the limit in Section 14(a), the shares otherwise issuable to such holder shall be available for issuance to the remaining holders of Series D Preferred Shares on a pro rata basis. The foregoing provisions of this Section 14 shall not be construed to limit the applicability to the Series D Preferred Shares of any other term or provision of the Charter.

SECTION 15. TAX MATTERS

(a) Not less than ten (10) days prior to (i) a redemption of the Series D Preferred Shares pursuant to Section 5, (ii) a conversion of the Series D Preferred Shares pursuant to Section 7, or (iii) a payment of cash or the issuance of additional shares of stock pursuant to the Contingent Value Rights Agreement, the Corporation shall give written notice to the holders of Series D Preferred Shares. If (a) any holder of Series D Preferred Shares (or, in the case of a holder which is a partnership or disregarded entity for U.S. federal income tax purposes, any direct or indirect partner, member or owner of such holder) (any such person, a “Tax-Indemnified Person”) is advised by such Tax-Indemnified Person’s tax advisors to pay, or (b) the U.S. taxing authorities seek to impose on any Tax-Indemnified Person, a tax pursuant to Section 897 of the Code in respect of (i) a sale or other disposition (including a redemption or conversion) of such Series D Preferred Shares, or (ii) a payment of cash or the issuance of additional shares pursuant to the Contingent Value Rights Agreement, the Corporation shall indemnify such Tax-Indemnified Person, on an after-tax basis, for the amount of such tax, including any interest or penalties thereon.

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(b) It is the intention of the parties that no payments or transactions with respect to the Series D Preferred Shares, any common stock into which the Series D Preferred Shares have been converted, or any stock which has been issued in respect of the Contingent Value Rights Agreement, other than cash dividends payable pursuant to Section 3(a), shall be treated for U.S. Federal income tax purposes as a dividend.

(i) In the event the Corporation treats (i) a payment in redemption of the Series D Preferred Shares pursuant to Section 5, (ii) a conversion of the Series D Preferred Shares pursuant to Section 7, (iii) any payment or issuance of additional stock pursuant to the Contingent Value Rights Agreement or (iv) any other payment, issuance of stock, or other transaction with respect to the Series D Preferred Shares, any common stock into which the Series D Preferred Shares has been converted, or any stock which has been issued in respect of the Contingent Value Rights Agreement, other than cash dividends payable pursuant to Section 3(a), as a dividend for U.S. Federal income tax purposes (including, without limitation, as a result of the application of Sections 302 or 305 of the Code), then the Corporation shall pay to the holders of Series D Preferred Shares an additional amount such that the net amount paid or issued, after any required withholding with respect to such payment or issuance and such additional amount, shall be equal to the amount that would have been received by the direct or indirect holder of the Series D Preferred Stock had withholding not been required.

(ii) In the event that (A) the United States taxing authorities successfully take the position that (i) a payment in redemption of the Series D Preferred Shares pursuant to Section 5, (ii) a conversion of the Series D Preferred Shares pursuant to Section 7, (iii) any payment or issuance of additional stock pursuant to the Contingent Value Rights Agreement or (iv) any other payment, issuance of stock, or other transaction with respect to the Series D Preferred Shares, any common stock into which the Series D Preferred Shares have been converted, or any stock which has been issued in respect of the Contingent Value Rights Agreement, other than cash dividends payable pursuant to Section 3(a), should be treated for U.S. Federal income tax purposes as a dividend (including, without limitation, as a result of the application of Sections 302 or 305 of the Code), (B) Section 14(c)(i) a does not apply, then the Corporation shall indemnify the direct or indirect holders of Series D Preferred Shares, on an after-tax basis, for the withholding tax actually imposed on such holders in respect of such dividend.

SECOND: The Series D Preferred Shares have been classified and designated by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, American Realty Capital Properties, Inc. has caused these presents to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary of this 7th day of November, 2013.

Attest:	AMERICAN REALTY CAPITAL PROPERTIES, INC.

/s/ Edward M. Weil, Jr.	By: /s/ Nicholas S. Schorsch
Name: Edward M. Weil, Jr.	Name: Nicholas S. Schorsch
Title: President, Secretary	Title: Chief Executive Officer
and Treasurer

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